EXHIBT 4.b.iv.
							       EXHIBIT

			      AMENDMENT NO. 1

	THIS AMENDMENT NO. 1 (the "Amendment") dated as of October 8, 1997, to the Credit Agreement referenced below, is by and among BROWN GROUP, INC., a New York corporation, certain of its subsidiaries and affiliates identified herein, the lenders identified herein and NATIONSBANK, N.A., as successor to The Boatmen's National Bank of St. Louis, as Agent. Terms used but not otherwise defined shall have the meanings provided in the Credit Agreement.

				 W I T N E S S E T H

	WHEREAS, a $155 million credit facility has been established in favor of Brown Group, Inc. (the "Borrower") pursuant to the terms of that Credit Agreement dated as of January 9, 1997 (as amended and modified, the "Credit Agreement") among the Borrower, the Guarantors and Lenders identified therein, First Chicago Capital Markets, Inc., as Syndication Agent, and The Boatmen's National Bank of St. Louis, a national banking association now known as NationsBank, N.A., as Agent;

	WHEREAS, the Borrower plans to take a special charge against earnings and has requested modification of certain financial covenants in connection therewith;

	WHEREAS, the modifications requested require the consent of the Required
Lenders;

	WHEREAS, the Required Lenders have agreed to the requested modifications on the terms and conditions set forth herein;

	NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

	1. The Credit Agreement is amended and modified in the following respects:

		1.1 The following definitions in Section 1.1 are amended and modified, or added, to read as follows:

		"Consolidated Net Income" means for any period, the net income of the Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP applied on a consistent basis, but excluding for purposes of determining the Consolidated Fixed Charge Coverage Ratio:
	(i) any extraordinary gains or losses, and any non-recurring non-cash gains or losses and (ii) any taxes on such excluded gains and losses and any tax deductions or credits on account of any such excluded gains and losses. As related to items (i) and (ii) above, net losses and restructuring charges in the third and fourth quarters of fiscal year 1997 related to the decision to restructure the Pagoda International Division, and income tax expense attributable to the repatriation of certain cash used to support the operations of the Pagoda International Division shall in the aggregate be limited to $25,000,000.

		"Interest Period" means, with respect to a Eurodollar Revolving Loan, a period of one, two, three or six months, and if available from all of the Lenders, 7-days, 14-days, 21-days, nine months or twelve months, in each case commencing on a Business Day selected by the Borrower pursuant to this Agreement. In the case of Interest Periods of one, two, three, six, nine or twelve months duration, such Eurodollar Interest Period shall end on (but exclude) the day which corresponds numerically to such date of commencement one, two, three, six, nine or twelve months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third, sixth, ninth or twelfth succeeding month, such Eurodollar Interest Period shall end on the last Business Day of such next, second, third, sixth, ninth or twelfth succeeding month. If a Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new month, such Eurodollar Interest Period shall end on the immediately preceding Business Day.

		"Letter of Credit" means any letter of credit issued by the Issuing Lender for the account of the Borrower in accordance with the terms of Section 2.3, including drafts (whether at sight or time), drawing certificates, deferred payment obligations and acceptances issued or created thereunder or in connection therewith.

		1.2 Section 2.4.3(ii) regarding Commercial Letter of Credit Fees is amended to read as follows:

		(ii) Commercial Letter of Credit Fee. In consideration of the LOC Commitment hereunder, the Borrower agrees to pay to the Agent for the ratable benefit of the Lenders a fee (the "Commercial Letter of Credit Fee") on a per annum basis on the average daily maximum amount available to be drawn under commercial Letters of Credit (whether or not conditions for drawing thereunder have been satisfied) equal to:

			(A) prior to acceptance of a draft or creation of a deferred payment obligation relating to a commercial Letter of Credit, fifty percent (50%) of the Applicable Percentage for the Standby Letter of Credit Fee; and

			(B) from acceptance of a draft or creation of a deferred payment obligation relating to a commercial Letter of Credit, but prior to payment by the Issuing Lender thereon, one hundred percent (100%) of the Applicable Percentage for the Standby Letter of Credit Fee.

	The Commercial Letter of Credit Fee shall be payable quarterly in arrears on the last domestic Business Day of each calendar quarter.

		1.3 Section 6.17 regarding the Consolidated Leverage Ratio is amended to read as follows:

		6.17    Consolidated Leverage Ratio.

		The Borrower will maintain at all times a Consolidated Leverage Ratio of not more than:

		From October 8, 1997 (being the date of
		 Amendment No. 1) through the last day of the
		 second fiscal quarter of 1998                      .60 to 1.0

		From the first day of the third fiscal quarter
		 of 1998 to the last day of the first fiscal
		 quarter of 1999                                    .575 to 1.0

		From the first day of the second fiscal quarter
		 of 1999 and thereafter                             .55 to 1.0

		1.5 Section 6.19 regarding Consolidated Tangible Net Worth is amended to read as follows:


		6.19    Consolidated Tangible Net Worth.

		The Borrower will maintain at all times and on any date of determination a Consolidated Tangible Net Worth of not less than the sum of (i) $150,000,000 plus (ii) an amount equal to 50% of cumulative Consolidated Net Income (with no deduction for cumulative losses) from and including the fiscal quarter beginning August 4, 1996 through the Borrower's fiscal quarter then most recently ended on or prior to such date of determination plus (iii) an amount equal to 100% of the Net Proceeds from any Equity Transaction occurring after the Closing Date.

		1.6 Section 6.24 regarding Restricted Payments is amended to read as follows:

		6.24.   Restricted Payments.

		The Borrower will not make or permit any Restricted Payment to occur, except that so long as no Default or Unmatured Default shall exist immediately prior to or after giving effect thereto, the Borrower may make Restricted Payments in an aggregate amount not to exceed the sum of

			(A)     $35,000,000 plus

			(B) an amount equal to fifty percent (50%) of cumulative Consolidated Net Income (but only to the extent positive) accrued quarterly from the beginning of the Borrower's fiscal quarter beginning August 4, 1996 as reduced by the cumulative amount of Restricted Payments made since August 4, 1996.

	2. This Amendment shall be effective upon execution by the Borrower, the Guarantors and the Required Lenders.

	3. Except as modified hereby, all of the terms and provisions of the Credit Agreement (including Schedules and Exhibits) shall remain in full force and effect.

	4. The Borrower agree to pay all reasonable costs and expenses of the Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen, PLLC.

	5. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart.

	6. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with the laws of the State of Missouri.

		    [Remainder of Page Intentionally Left Blank]




	IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWER:                            BROWN GROUP, INC.


				     By:  /s/ Harry E. Rich
					  Executive Vice President and
					  Chief Financial Officer

					  8300 Maryland Avenue
					  P.O. Box 29
					  St. Louis, MO 63166
					  Telephone No.: (314) 854-4124
					  Telecopier No.: (314) 854-4098


GUARANTORS:                          BROWN GROUP INTERNATIONAL, INC.
				     BROWN GROUP RETAIL, INC.
				     PAGODA TRADING COMPANY, INC.
				     SIDNEY RICH ASSOCIATES, INC.

				     By: /s/ Harry E. Rich
					 Vice President for each of
					 the foregoing

					 8300 Maryland Avenue
					 P.O. Box 29
					 St. Louis, MO 63166
					 Telephone No.: (314) 854-4124
					 Telecopier No.: (314) 854-4098



LENDERS:                             NATIONSBANK, N.A.,
				     individually and as Agent

				     By:    /s/ Juan A. Cazorla
				     Title: Vice President
					 NationsBank, N.A.
					 901 Main Street
					 TX1-49-213-05
					 Dallas, TX  75283
					 Attn:  Molly Oxford, Agency Services
					 Telephone No.: (214) 508-3255
					 Telecopier No.: (214) 508-2118

					 with a copy to:

					 NationsBank Plaza
					 800 Market Street, 12th Floor
					 St. Louis, MO  63166-0236
					 Attn:  Juan A. Cazorla
					 Telephone No.: (314) 466-6695
					 Telecopier No.: (314) 466-7783

				     THE FIRST NATIONAL BANK OF CHICAGO

				     By:    /s/ John Runger
				     Title: Managing Director
					 First Chicago Capital Markets, Inc.
					 One First National Plaza
					 National Corporate Banking, Suite 0324
					 Chicago, IL  60670
					 Attn:  John Runger
					 Telephone No.: (312) 732-7101
					 Telecopier No.: (312) 732-1117


				     SUNTRUST BANK, ATLANTA,

				     By:
				     Title:


				     By:
				     Title:
					 25 Park Place, 26th Floor
					 Mail Code 118
					 Atlanta, GA  30303
					 Attn:  Linda L. Dash
					 Telephone No.: (404) 658-4923
					 Telecopier No.: (404) 658-4905


				     MORGAN GUARANTY TRUST COMPANY

				     By:     /s/ Stephen Hannan
				     Title:  Vice President
					 60 Wall Street
					 New York, New York  10260-0060
					 Attn:  Stephen J. Hannan
					 Telephone No.: (212) 642-7679
					 Telecopier No.: (212) 648-5005

				     ROYAL BANK OF CANADA

				     By:    /s/ Karen T. Hull
				     Title: Retail Group Manager
					 New York Branch
					 Financial Square, 23rd Floor
					 New York, New York  10005-3531
					 Attn:  Manager, Credit Administration
					 Telephone No.:  (212) 428-6311
					 Telecopier No.:  (212) 428-2372

					 with a copy to:
					 1 North Franklin Street
					 Suite 700
					 Chicago, IL  60606
					 Attn:  Karen T. Hull,
						Retail Group Manager
					 Telephone No.:  (312) 551-1617
					 Telecopier No.:  (312) 551-0805

				     THE YASUDA TRUST & BANKING LTD.

				     By:     /s/ Rohn Laudenschlager
				     Title:  Senior Vice President
					 New York Branch
					 666 Fifth Avenue, 8th Floor
					 New York, New York  10103
					 Attn:  Joel Powers
					 Telephone No.:  (212) 373-5729
					 Telecopier No.:  (212) 373-5796


				     BANKBOSTON, N.A.
				     Retail and Apparel Division


				     By:    /s/ Bethann R. Halligan
				     Title: Division Executive
					 100 Federal Street
					 Mail Stop 01-0-05
					 Boston, MA  02110-1802
					 Attn:  Bethann R. Halligan
					 Telephone No.:  (617) 434-0144
					 Telecopier No.:  (617) 434-0630

				     THE SAKURA BANK, LIMITED

				     By:    /s/ Yukiharu Sakumoto
				     Title: Joint General Manager
					 227 W. Monroe Street
					 Suite 4700
					 Chicago, IL  60606
					 Attn:  Jim Kershner
					 Telephone No.:  (312) 782-2144
					 Telecopier No.:  (312) 332-5345